EXHIBIT 99.1
Marketing Executive Lisa Campbell Appointed to the Dynatrace Board of Directors
WALTHAM, Mass., September 4, 2024 – Dynatrace (NYSE: DT), the leader in end-to-end observability and security, today announced the appointment of Lisa Campbell to its Board of Directors effective September 4, 2024. Campbell brings to the Board over 25 years of experience in leading business and marketing strategy, digital transformation, and revenue growth for global software companies.

“We are thrilled to have Lisa join the Dynatrace Board,” said Rick McConnell, Dynatrace CEO and a member of the Board of Directors. “Lisa’s extensive SaaS experience will be a great addition to our distinguished Board as we deliver end-to-end observability analytics, AI, and automation to enable business transformation of the world’s most successful companies.”

Campbell most recently served as Chief Marketing Officer of OneTrust. Prior to OneTrust, she spent 18 years at Autodesk in various executive roles, including most recently as Chief Marketing Officer and Executive Vice President of Business Strategy and Marketing. Campbell serves as an independent director of Dropbox and Quickbase and holds an M.B.A. from Babson College and a B.A. in Mathematics and Computer Science from Boston College.

“I am thrilled to be joining the Dynatrace Board at such an exciting time in the company’s history,” said Campbell. "As Dynatrace continues to innovate to deliver a world where software works perfectly, my experience in marketing, strategy, and digital transformation gives me a unique perspective to help contribute to Dynatrace’s future growth and success."

About Dynatrace
Dynatrace exists to make the world's software work perfectly. Our end-to-end platform combines broad and deep observability and continuous runtime application security with the most advanced AIOps to provide answers and intelligent automation from data at an enormous scale. This enables innovators to modernize and automate cloud operations, deliver software faster and more securely, and ensure flawless digital experiences. That's why the world's largest organizations trust the Dynatrace® platform to accelerate digital transformation.

Cautionary Language Concerning Forward-Looking Statements
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Rick McConnell's and Lisa Campbell's respective remarks. These forward-looking statements include all statements that are not historical facts and statements identified by words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed on August 7, 2024 and our other SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Contacts
Investor Contact:
Noelle Faris
VP, Investor Relations
Noelle.Faris@dynatrace.com

Media Relations:
Kristy Campbell
VP, Brand and Corporate Communications
Kristy.Campbell@dynatrace.com